EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST COMPLETES ACQUISITION OF
MARRIOTT MEMPHIS EAST

Acquisition Highlights:

•	Purchase price equates to an estimated forward 12-month cap rate of 8.6% and an estimated forward 12-month EBITDA multiple of 10.3x

•	No new material competitive supply projected for the submarket and stable corporate demand generators

•	Virtually no CapEx needs following complete renovation and conversion to a full-service Marriott
DALLAS, February 26, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today it has completed the previously-announced acquisition of the 232-room Marriott Memphis East hotel for total consideration of $43.5 million in cash ($187,500 per key). The Company intends to finance the property with approximately $33.3 million of non-recourse mortgage debt.
On a forward 12-month basis, the purchase price represents an estimated cap rate of 8.6% on net operating income and an estimated 10.3x forward EBITDA multiple.
The Marriott Memphis East is in excellent physical condition with virtually no capex needs as the hotel recently completed an extensive renovation prior to its conversion to a full-service Marriott. The property will be managed by Ashford Trust’s affiliated property manager, Remington Lodging.

“With its desirable location in the heart of East Memphis and recent capital investments in anticipation of its conversion, the Marriott Memphis East is another example of our team’s ability to identify attractive investments with considerable upside potential,” said Monty J. Bennett, Ashford Trust's Chairman and Chief Executive Officer. “We are very excited to add this hotel to our portfolio and with the installation of our affiliate manager, Remington, we are confident in our ability to achieve solid increases in RevPAR and RevPAR index as the property further stabilizes post-conversion.”
Located just minutes away from upscale restaurants and shopping, the Marriott Memphis East is an excellent choice for guests visiting famous local attractions such as Elvis’ Graceland, Beale Street and Historic Downtown Memphis. The property has 232 well- equipped guestrooms and 6 meeting rooms with approximately 8,960 square feet of meeting space. Hotel amenities include an indoor pool and whirlpool, 24-hour fitness center, Table - A Delta Grill restaurant, and complimentary on-site parking.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,”or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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